Exhibit 21

Entity	Chief Executive Offices or Principal Place of Business	Jurisdiction of Organization	FEIN	Company Organizational Numbers

MDG Logia Holdings Ltd.	3 Hasadnaot St. Herzliya Pituach – 46140, ISRAEL	Israel		514802875

Logia Content Development and Management Ltd	3 Hasadnaot St. Herzliya Pituach – 46140, ISRAEL	Israel		513540245

Volas Entertainment Ltd.	3 Hasadnaot St. Herzliya Pituach – 46140, ISRAEL	Israel		513881607

Mailbit Logia (2008) Ltd.	3 Hasadnaot St. Herzliya Pituach – 46140, ISRAEL	Israel		51412195

Digital Turbine Pty Limited	283 Young St WATERLOO – NSW 2017	Australia		CAN 146 345 557

Mirror Image International Holdings Pty Ltd	Level 2, 221 Miller Street, North Sydney – NSW 2060	Australia		ACN 114 859 237

Mirror Image Access (Australia) Pty Ltd	Level 2, 221 Miller Street, North Sydney – NSW 2060	Australia		ACN 094 069 726

MIA Technology Pty Ltd	Level 2, 221 Miller Street, North Sydney – NSW 2060	Australia		ACN 114 849 142

Twistbox Entertainment, Inc.	2811 Cahuenga Blvd. W Los Angeles, CA 90068	Delaware	80-0058995	4207607

WAAT Media Corp.	2811 Cahuenga Blvd. W Los Angeles, CA 90068	Delaware		4253647

Twistbox Entertainment Ltd. (Russia)	Smolensky Passage, 3 Smolenskaya sq. 7 th floor, Moscow 121099, Russia	Russian Federation		43909

Twistbox Entertainment Limited (UK)	Central Court 25 Southhampton Buildings Chancery Lane London WC2A 1AL-UK	United Kingdom		5418091

Twistbox Entertainment LTDA (Brazil)	Rua Frei Duarte Jorge de Mendonca, 100, 12 andar, Sao Paulo, SP 05725-060, Brazil	Brazil		09.091.052/00001-95

WAAT Media Chile SA	Moneda Nº 970, Piso 8, Santiago de Chile	Chile		76-615-370-4

Twistbox Games Ltd. & Co KG (DE)	Lohbachstr. 12 58239 Schwerte Germany	Germany		DE814164894

Twistbox Games Ltd (UK)	Central Court 25 Southhampton Buildings Chancery Lane London WC2A 1AL-UK	United Kingdom		05145811